EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 20th day of October, 2006, by and between Alta Alliance Bank, a California corporation (hereinafter “Bank”), and Arnold T. Grisham, an individual (hereinafter “Executive”).

RECITALS:

A. Bank is a newly organized entity that will be engaged in the business of commercial banking;

B. Executive will be employed at will by Bank as its President and Chief Executive Officer, subject to the terms and conditions of this Agreement;

C. The services to be rendered by the Executive under this contract require professional education, skills and experience; and

D. The parties desire to provide the terms and conditions of employment and the benefits to be provided by the Bank to the Executive.

AGREEMENTS

A. POSITIONS AND DUTIES

1. Position and Responsibilities. During the term of this Agreement, Executive will serve as the President and Chief Executive Officer of Bank and will report to Bank’s Board of Directors (the “Board”) and to the Chief Executive Officer of the Bank’s holding company (the “CEO”), Western Alliance Bancorporation (“Company”). In this capacity, Executive shall have such duties, authorities and responsibilities as are commensurate with such position(s) and such other duties and responsibilities as the Board or the Company shall designate that are consistent with such position(s). Executive will devote his full time to the affairs of Bank and will faithfully and diligently perform all such duties and responsibilities. During the term of this Agreement, Executive (a) will devote his full working time, attention, energies and skills exclusively to the business and affairs of Bank and its affiliates; (b) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (c) will not, except as noted herein, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the Bank; and (d) will not take any action that deprives the Bank of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Bank or that is detrimental to the business of the Bank; provided, however, this Section 1 shall not be construed as preventing Executive (y) from investing his personal assets in such form or manner as will not require his services in the daily operations and affairs of the businesses in which such investments are made, or (z) from participating in charitable or other not-for-profit activities as long as such activities do not interfere with Executive’s work for the Bank (or its affiliates).

2. Board of Directors; Holding Company Officer. So long as this Agreement is in effect, Executive also will serve as a member of the Board of Directors of the Bank and will be an executive officer of the Company. Unless otherwise agreed to in writing by the parties, any termination of Executive’s employment pursuant to Section C below shall constitute his resignation as both a director of the Bank and an officer of the Company, without any further notice or action by either party.

B. COMPENSATION AND RELATED MATTERS.

1. Base Salary. Subject to termination of this Agreement pursuant to Section C below, Executive will be entitled to receive an annual base salary (the “Base Salary”) in the amount of $200,000 in the first year of this Agreement, $210,000 in the second year, and $220,000 in the third year. Thereafter, Executive’s Base Salary may be adjusted at such times and in such amounts as the CEO and the Company’s Compensation Committee (the “Committee”), in its sole discretion, deems just and equitable. The Base Salary shall be payable in equal installments in accordance with Bank’s general salary payment policies in effect during the term hereof.

2. Annual Bonus. In addition to the Base Salary, after the Bank has achieved profitability for a fiscal year, Executive will be eligible to receive an annual performance bonus (the “Annual Bonus”), determined in accordance with the Company’s compensation policies, standards and procedures, as these may change from time to time in Company’s sole discretion.

3. Benefit Plans. Executive will be afforded the benefits associated with any group benefit plan, medical plan, disability insurance plan, life insurance plan and/or any other benefit plans either currently in effect or as may be established from time to time by Bank for which an officer of Bank is or may be eligible to participate. Further, Executive may participate in any incentive compensation plan, pension or profit sharing plan and any incentive stock option or other stock plan either currently in effect or as may be established from time to time by Bank or the Company for which an officer of Bank or an executive officer of the Company is or may be eligible to participate. Notwithstanding the foregoing, Executive will not be entitled to participate in any discretionary plan unless participation is approved by Bank in accordance with the terms and conditions of such plan.

4. Expenses. Bank will pay for or reimburse Executive for all ordinary and necessary business expenses and promotional expenses incurred or paid by Executive in furtherance of Bank’s business, all of which will be paid in accordance with Bank’s policies and procedures of general application. Executive agrees to submit to Bank such documentation as may be necessary to substantiate such expenses.

5. Office Facilities. Bank will operate and maintain facilities, and will provide at its expense, equipment and supplies, suitable to Executive’s position and adequate for the performance of his duties under and pursuant to this Agreement.

6. Vacation. Executive will be entitled to a paid annual vacation of 20 days during each calendar year of this Agreement to be pro rated in accordance with Bank policy during any partial year of service under this Agreement. Executive’s vacation will be scheduled at those times most convenient to the Bank’s business, as determined by the Board and the CEO.

7. Illness and Disability. Executive will be entitled to sick leave each calendar year in accordance with normal Bank policy, to be pro rated during any partial year of service under this Agreement.

C. TERM AND TERMINATION.

1. Notwithstanding any other term or provision of this Agreement, Executive shall be an “at will” employee of the Bank. This Agreement shall begin as of the date hereof and shall continue in effect until terminated as provided in this Section C.

2. Termination for Cause. Upon termination of Executive’s employment hereunder for cause, Executive will be entitled to receive only such compensation and benefits as are due Executive through the effective date of such termination. The term “Cause” for purposes of this Agreement shall mean any of the foregoing acts or circumstances:

(a) Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony;

(b) Fraudulent conduct by Executive, whether or not in connection with the business affairs of the Bank;

(c) Theft, embezzlement, or other criminal misappropriation of funds by Executive, whether or not from the Bank;

(d) An order from the Federal Deposit Insurance Corporation, the California Department of Financial Institutions or other state or federal agency having regulatory jurisdiction over the Bank’s or the Company’s business affairs requiring Executive to be removed from office pursuant to authority granted by applicable law;

(e) Executive’s failure to comply with any reasonable and lawful direction of the Board or the CEO, any provision of this Agreement, or any rule, regulation or policy established by the Board or the Company from time to time regarding the conduct of the Bank’s business; or

(f) Executive’s failure to perform his duties and responsibilities hereunder in good faith and in accordance with reasonable business judgment, as determined by the Board or the Company reasonably and in good faith.

The Bank will provide written notice of a termination for cause hereunder and, with respect to a purported violation of paragraph (e) above that is curable within 30 days of notice thereof, as determined in the sole discretion of the Bank, will afford Executive an opportunity to cure the purported violation during such 30-day period.

3. Termination Upon Voluntary Resignation. In the event Executive voluntarily resigns his employment Bank (except on account of a material demotion or a material reduction in responsibility), Executive will be entitled to receive only such compensation and benefits as are due Executive through the effective date of such resignation.

4. Termination Upon Death of Executive. If Executive dies, then this Agreement will terminate and Bank will pay to Executive’s spouse, or if no spouse is then living, then to the estate of Executive, the compensation and benefits (including any life insurance benefits provided to Executive’s estate under Bank’s standard policies as in effect) due Executive through the date of his death.

5. Termination Upon Disability of Executive. If, during the term of this Agreement, Executive is unable to perform the services required of Executive pursuant to this Agreement for a continuous period of three months due to disability or incapacity by reason of any physical or mental illness or drug/alcohol addiction, then Bank will have the right to terminate this Agreement at the end of said three-month period. Executive will be entitled to his normal compensation and benefits through the date of his termination, plus the severance compensation described in Section C.6 hereof.

6. Termination by Bank Other than for Cause. Except as otherwise provided in Subsection 7 below, if Bank elects to terminate Executive’s employment hereunder (which shall include a material demotion or a material reduction in responsibility) for any reason other than for cause, Executive will be entitled to receive an amount equal to eighteen (18) months salary (at a monthly rate based upon Executive’s then current or last annual Base Salary under section B(1) of this Agreement). The Bank may satisfy its obligations under this Subsection 6, at its option, either (i) by tendering Executive a lump sum severance payment equal to the amount Executive is entitled to receive for the remaining term of this Agreement, or (ii) by payment of 18 equal monthly installments.

7. Termination by Bank Following Change of Control. In the event this Agreement or Executive’s employment is terminated (which shall include a material demotion or a material reduction in responsibility) without Cause within twelve (12) months after the occurrence of a Change of Control, then the Bank, or any assignee or successor in interest, shall pay Executive an amount equal to twenty-four (24) months salary (at a monthly rate based upon Executive’s then current or last annual Base Salary under section B(1) of this Agreement). The Bank may satisfy its obligations under this Subsection 6, at its option, either (i) by tendering Executive a lump sum severance payment equal to the amount Executive is entitled to receive for the remaining terms of this Agreement, or (ii) by payment of 24 equal monthly installments. For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred in any of the following instances:

(a) The dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

(b) The sale of all or substantially all of the Company’s assets to another person or entity; or

(c) Any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company. For purposes of this subsection (c), “Affiliate” shall mean any company or other trade or business that directly or indirectly controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act.

8. Release. Receipt of payment or other benefits to be provided to Executive under this Agreement following termination of Executive’s employment hereunder will be subject to Executive’s compliance with any reasonable and lawful policies or procedures of Bank relating to employee severance including, but not limited to, (i) the execution and delivery by Executive of a release reasonably satisfactory to Bank of any and all claims that Executive may have against Bank or any related person, except for the continuing obligations provided herein or the gross negligence of Bank, and (ii) an agreement that Executive not disparage Bank.

D. CONFIDENTIALITY; RESTRICTIVE COVENANTS.

1. Confidentiality. Executive acknowledges that Bank competes in the highly competitive banking industry. Executive further acknowledges that Bank will acquire certain confidential business information and trade secrets, including (without limitation) customer lists and other customer information, mailing lists, pricing information, sales data, business techniques and know-how, which confidential business information and trade secrets will be utilized by Bank to obtain a competitive advantage. Executive further acknowledges that the continued confidentiality of such business information and trade secrets is vital to the Bank’s continued competitiveness. Executive agrees to hold all such confidential business information and trade secrets received from Bank in the strictest confidence and, unless the Executive shall first secure advance written permission from Bank, Executive will not divulge, disclose or communicate (directly or indirectly) to any other person, firm or corporation in any manner whatsoever any of Bank’s confidential business information or trade secrets irrespective of whether Executive remains employed by Bank. Upon termination of employment with Bank, for any reason whatsoever, Executive shall promptly deliver to Bank all manuals, letters, notes, notebooks, reports, customer lists, mailing lists, pricing lists, sales data and all other material and records of any kind (and all copies thereof) pertaining to Bank’s business that may be within Executive’s possession or control.

2. Noncompetition. During his employment hereunder and for a period of 24 months thereafter (together, the “Restrictive Period”), Executive will not, within the Restricted Geographic Area, engage in any Competitive Business (a) in the same or similar capacity or function to that in which Executive worked for the Bank, (b) in any executive level or senior management capacity, or (c) in any other capacity in which Executive’s knowledge of the Bank’s confidential information or the customer goodwill Executive helped to develop on behalf of the Bank would facilitate or support Executive’s work for such competitor or competitive enterprise. For purposes of this Agreement, the term “Restricted Geographic Area” means Alameda, Contra Costa, San Francisco and Santa Clara Counties, California. For purposes of this Agreement, the term “Competitive Business” means any business that provides products and services similar to and competitive with the products and services provided by the Bank (or any of its subsidiaries or affiliates) as of the date of termination of employment. Notwithstanding the foregoing, Executive may make and retain investments in less than five percent (5%) of the equity of any entity engaged in a Competitive Business, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

3. No Solicitation of Employees. During the Restrictive Period, Executive shall not, directly or indirectly, on behalf of Executive or any other person, employ or solicit for employment by other than the Bank or an affiliate any person known by Executive to be employed by the Bank or any affiliate at the time of such employment or solicitation.

4. No Solicitation of Customers. During Executive’s employment with the Bank and for a period of one year after the date such employment is terminated for any reason, Executive shall not: (i) provide, sell, market or endeavor to provide, sell or market any Competing Products/Services to any of the Bank’s Customers, or otherwise solicit or communicate with any of the Bank’s Customers for the purpose of selling or providing any Competing Products/Services, and (ii) urge, induce or seek to induce any of the Bank’s Customers to terminate their business with the Bank or to cancel, reduce, limit or in any manner interfere with the Bank’s Customers’ business with the Bank. For purposes of this Agreement, the term “Competing Products/Services” means any products or services similar to or competitive with the products or services offered by the Bank (or any of its subsidiaries or affiliates). For purposes of this Agreement, the term “Bank’s Customers” means any person or entity that has engaged in any banking services with, or has purchased any products or services from, the Bank (or any of its subsidiaries or affiliates) at any time during the period of Executive’s employment with the Bank.

5. Specific Performance; Forfeiture of Severance. Executive acknowledges that a violation on Executive’s part of any of the covenants contained in this Section D would cause immeasurable and irreparable damage to Bank. Accordingly, Executive agrees that Bank shall be entitled to injunctive relief in any court of competent jurisdiction (including, but not limited to, temporary restraining orders, preliminary injections and/or permanent injunctions), without having to post any bond or other security, to restrain or prohibit any actual or threatened violation of any such covenant. In addition, whether or not Bank seeks or obtains such injunctive relief, if Bank determines that Executive has violated any of the covenants contained in this Section D, or if Executive shall challenge the validity or enforceability of any such covenant in any judicial or non-judicial proceeding, Executive immediately shall (a) forfeit his right to receive (and Bank shall no longer be obligated to pay) any amounts otherwise payable to Executive under Subsections (6) and (7) under Section C above, and (b) repay to Bank all such amounts received by Executive. Bank and Executive acknowledge and agree that the foregoing remedies are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to Bank in connection with Executive’s breach, or threatened breach, of any covenant provision set forth in this Section D. Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Section D is not enforceable for any reason against Executive, the provisions of such this Section D shall not be rendered void, but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

6. Survival. This Section D shall survive the termination of Executive’s employment with Bank and shall be binding upon Executive’s successors and assigns.

E. INDEMNIFICATION

In addition to any other indemnification rights Executive may have, and subject to any limitations imposed by the Bank’s Articles of Incorporation or Bylaws (as may amended from time to time) or by applicable laws and regulations, Bank will indemnify Executive against all expenses incurred by him (including by example and not limitation, attorneys’ fees, judgments, fines and penalties which may be incurred, rendered or levied in any legal matter brought against him) for or on account of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which he was or is a party or is threatened to be made a party, by reason of the fact that he is or was an officer, director, employee or agent of Bank or the Company, or is or was serving at the request of Bank or the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise if he acted, or omitted to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Bank or the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

F. MISCELLANEOUS.

1. Notices. Any notice, election or communication to be given under this Agreement will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to Bank:	Chairman of the Board
1951 Webster
Oakland, California 94612
With Copy To:	Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Attention: Chief Executive Officer

If to Executive:	Arnold T. Grisham
7831 Hansom Drive
Oakland, California 94605

or to such other address as Bank or Executive may, from time to time, designate in writing by notice hereunder. Notices delivered hereunder will be deemed effective on the date of delivery, if it is delivered in person, or when deposited in the U.S. mail, postage prepaid.

2. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements, whether oral or in writing.

3. Amendment. This Agreement may only be amended in writing and signed by both parties hereto.

4. Binding Nature. This Agreement will be binding upon and inure to the benefit of Bank and its successors and assigns, and upon Executive and his heirs and legal representatives.

5. Captions; Headings. The captions and paragraph headings included in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

7. Withholding. Executive acknowledges and agrees that payments made to Executive by Bank pursuant to the terms of this Agreement may be subject to tax withholding and that Bank may withhold against payments due Executive any such amounts as well as any other amounts payable by Executive to Bank.

8. Assignment by Bank. Nothing in this Agreement will preclude Bank from consolidating or merging into or with, or transferring all or substantially all of Bank’s assets to, another corporation or entity that assumes this Agreement and all obligations and understandings of Bank hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Bank” as used herein will mean such other corporation or entity, and this Agreement will continue in full force and effect.

9. Assignment by Executive. This Agreement, or any right or interest hereunder, may not be assigned by Executive, his beneficiaries or legal representatives, without Bank’s prior written consent, provided, however, that nothing in this subsection will preclude Executive from designating a beneficiary to receive any benefit hereunder upon Executive’s death, or will preclude the executors, administrators or other legal representatives of Executive or his estate from assigning any right or interest hereunder to the person or persons entitled to such right or interest.

10. Modification. No modification, supplement, amendment or waiver of this Agreement will be binding unless executed in writing by both Bank and Executive. A waiver of any of the provisions of this Agreement will not be deemed to or constitute a waiver of any other provision hereof, nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

11. Governing Law. This Agreement has been executed and delivered in the State of California, and its validity, interpretation, performance and enforcement will be governed by the laws of that state.

12. Arbitration. Except as provide in Subsection (5) of Section D above regarding injunctive relief, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Oakland, California, in accordance with the laws of the State of California by three arbitrators, one of whom shall be appointed by the Bank, one by Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Subsection 12. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expenses of arbitration, and the fees of the arbitrators, shall be paid by the party determined by the arbitrators as the non-prevailing party. In addition, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in connection with the arbitration, any proceeding under Subsection (5) of Section D and any subsequent enforcement of any arbitration award in court.

IN WITNESS WHEREOF, this Agreement is entered into the day and year first above written.

ALTA ALLIANCE BANK	‘EXECUTIVE’

By: /s/ Steven Callaway	/s/ Arnold T. Grisham

Its: Chairman of the Board	Arnold T. Grisham

CONSENT OF COMPANY:

Western Alliance Bancorporation

By: /s/ Robert Sarver

Its: CEO